Exhibit 10.11

REVERSE MORTGAGE
SUBSERVICING AGREEMENT

by and between

Reverse Mortgage Funding, LLC

and

Compu-Link Corporation, dba Celink

Dated as of October 19, 2012

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. Forms	5
Section 1.03. Interpretation	5

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. Representations, Warranties and Covenants of RMF	6
Section 2.02. Representations, Warranties and Covenants of Celink	7
Section 2.03. Notice to RMF	8

ARTICLE III
ASSIGNMENT OF AGREEMENT

Section 3.01. Assignment of Rights; Subsequent Agreements	9
Section 3.02. Assignment of Servicing Obligations	9

ARTICLE IV
FURTHER COOPERATION; CONFLICTS

Section 4.01. Review of Subservicing Reports	9
Section 4.02. Conflicts	9
Section 4.03. Inspections; Other Assistance	10

ii

iii

THIS SUBSERVICING AGREEMENT is made and entered into as of October 19, 2012, (the “Agreement”) by and between Compu-Link Corporation, dba Celink (“Celink”), a Michigan corporation, located at 3900 Capital City Boulevard., Lansing, Michigan, 48906 and Reverse Mortgage Funding, LLC (“RMF”), a Delaware limited liability company, located at 1455 Broad Street, Bloomfield, New Jersey, 07003.

WITNESSETH:

WHEREAS, RMF is the owner or Servicer of the Loans (as defined herein) provided to Celink from time to time; and

WHERAS, the Loans are invested in by Fannie Mae, or any other Investor, or placed into a Ginnie Mae pool (HMBS) and insured by HUD, or any other Insurer; and

WHEREAS, RMF desires to engage Celink, exclusively, to subservice the Loans and Celink desires to subservice the Loans, each upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, RMF and Celink hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings for all purposes of this Agreement (except as expressly provided otherwise herein or unless the context otherwise requires):

“Advances” means any and all funds advanced by Celink either to, or on behalf of, a Mortgagor, Obligor, Investor, or Insurer including, but not limited to scheduled and unscheduled payments, payment of taxes or insurance, field visits, property inspections, legal fees, appraisals, broker price opinions, and securing and maintenance of the Property in the event of a foreclosure, and subsequent sale.

“Agreement” means this Subservicing Agreement entered into by and between RMF and Celink, and all exhibits, amendments and supplements hereto.

“Applicable Requirements” means the servicing procedures as described in (1) the Fannie Mae Selling and Servicing Guide or the Fannie Mae Reverse Mortgage Selling and Servicing Guide; (ii) HUD’s servicing guides for conventional and reverse mortgages; (iii) the servicing guides of any other Investors or Insurers; (iv) servicing duties as prescribed by this Agreement; and (iv) applicable state and federal laws, rules and regulations.

“Available Balance” means remaining loan proceeds available to the Mortgagor under the terms of the Note.

“Business Day” means any day of the week other than Saturday, Sunday or a day which is a legal holiday in the state in which the principal office of RMF or Celink is located, or a day on which national banking institutions are authorized or obligated by Law, executive order, or government decree to be closed.

“Celink” means Celink, as defined as such at the beginning of this Agreement.

“Custodial Account” means the account or accounts established and maintained pursuant to Section 5.03.

“Custodian” means the Person designated from time to time by RMF to maintain possession of certain File documents as agent of RMF.

“Date of Determination” means the date as of which calculations are required or permitted to be performed, or reviews are required or permitted to be made.

“Debtor Relief Laws” means any applicable state or federal liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization or similar debt or relief laws from time to time in effect affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

“Due Period” means the period between and including the first day of each month and the last day of the month.

“Eligible Account” means a segregated trust account that is maintained with a depository institution acceptable to RMF.

“Fannie Mae” means the Federal National Mortgage Association.

“FHA” means the Federal Housing Administration.

“Ginnie Mae” means the Government National Mortgage Association.

“HMBS” means the Ginnie Mae HECM Mortgage Backed Securities program.

“Home Equity Conversion Mortgage” (HECM) means a mortgage loan under the reverse mortgage program administered by the Federal Housing Administration (FHA), which is part of the U. S. Department of Housing and Urban Development (HUD).

“HUD” means the United States Department of Housing and Urban Development.

“Independent Accountants” means a firm of independent certified public accountants reasonably acceptable to RMF.

“Independent Contractor” means any Person that would be an “independent contractor” with respect to RMF within the meaning of the Internal Revenue Code of 1986 or such other Person as may be approved by RMF.

“Insurer” means HUD or FHA or any other Person providing mortgage insurance on the Loan or the Property.

“Investor” means Fannie Mae, or any other Person to which the Loans are sold.

“Law” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States or any agency thereof, or any state or political subdivision thereof, or any court of competent jurisdiction thereof.

“Loan” means a Reverse Mortgage Loan subserviced by Celink pursuant to this Agreement.

“Loss Mitigation Account” means a Loan which is in tax and/or insurance default, the Obligor is deceased, or there is some sort of adverse action pending such as foreclosure or bankruptcy.

“Monthly Cut-Off Date” means the last day of any calendar month.

“Mortgage” means, with respect to any Loan, the mortgage, deed of trust or other instrument creating a mortgage lien on an estate in fee simple, or on a leasehold interest, in the real property and improvements thereon securing the Loan (and in a title theory state, the document conveying title to such real property and improvements as security for the related Loan) together with any rider, schedule, or amendment modifying the same.

“Mortgaged Property” means, with respect to a Loan, the property subject to the lien of the related Mortgage.

“Mortgagor” means, with respect to any Loan, the Obligor(s) on the related Note.

“Note” means, with respect to any Loan, the instrument evidencing the indebtedness under such Loan.

“Notice Address” means, unless each Party is notified otherwise:

if to RMF: :	Reverse Mortgage Funding, LLC 1455 Broad Street Bloomfield, NJ 07003 Attention: Craig Corn

if to Celink	Celink 3900 Capital City Blvd. Lansing, MI 48906 Attention: John LaRose

“Obligor” means either a Mortgagor or any other Person who is indebted under a Note, as the context requires, or collectively, the Mortgagors and such Persons.

“Parties” means Celink and RMF, and “Party” means Celink or RMF, as the context warrants.

“Permitted Withdrawals” means, with respect to any Due Period, (a) transfer of funds received with respect to Loans sold by RMF, to one or more collection accounts under the control of a trustee, (b) reimbursement of unreimbursed foreclosure Advances, (c) disbursement to or on behalf of Obligor under the terms of the Note (d) reversal of a deposit of any amount deposited in the Custodial Account that is deposited therein in error (including amounts related to checks returned due to insufficient funds or to refund the amount of overpayment by an obligor), (e) payments of amounts due to RMF pursuant to this Agreement, (f) payment of the subservicing fee due to the Subservicer pursuant to Section 5.05 hereof, and (g) withdrawal of remaining balances and termination of the Custodial Account at the termination of this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization or joint venture, or a court or a government or any agency or political subdivision thereof.

“Principal Balance” means, with respect to any Loan, and for any Date of Determination, the initial principal balance of such Loan increased by payments to, or on behalf of, an Obligor, and other additions and/or set-asides under the terms of the Note, reduced by all amounts previously received or collected in respect of principal on such Loan subsequent to the date RMF acquired such Loan.

“Reverse Mortgage Loan” means a loan against home equity, secured by a Mortgage, invested in by Fannie Mae or any other Investor, and insured by HUD or any other Insurer, and subserviced by Celink pursuant to this Agreement.

“RMF” means Reverse Mortgage Funding, LLC, identified as such at the beginning of this Agreement.

“Scheduled Payment” means the regular monthly payment due to the Mortgagor on the first business day of each month,

“Servicer” means RMF, as defined as such at the beginning of this Agreement.

“Subservicer” means Celink, as defined as such at the beginning of this Agreement.

“Subservicing Fee” means, unless otherwise provided in Exhibit A attached hereto, the fee paid monthly to Celink in respect of each Loan subserviced by Celink.

“Subservicing Officer” means an officer of Celink responsible for the administration and subservicing of the Loans whose name and specimen signature appear on a list of Subservicing officers furnished to RMF, as such list may be amended from time to time.

“Subservicing Record” means the books and records established pursuant to Section 5.03 to record all payments and Loan activity in respect of the Loans or the Mortgaged Property received.

“REO Property” means a mortgaged property acquired by the Servicer, on behalf of the owner, through foreclosure or deed in lieu of foreclosure.

“Term” means each two (2) year period commencing on the execution date of the Agreement, and each anniversary date thereafter.

Section 1.02. Forms. All forms specified by the text hereof or by reference to exhibits attached hereto shall be substantially as set forth herein, subject to such changes that do not alter the substantive rights of the Parties hereto or as may be required by applicable Laws.

Section 1.03. Interpretation. Unless the context requires otherwise, words of the masculine gender shall be construed to include correlative words of the feminine and neuter genders and vice versa, and words of the singular number shall be construed to include correlative words of the plural number and vice versa. This Agreement, and all the terms and provisions hereof, shall be liberally construed to affect the purposes set forth herein and to sustain the validity of this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. Representations, Warranties and Covenants of RMF. RMF hereby represents and warrants to, and covenants with, Celink that:

(a)                            RMF is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by RMF and perform its obligations hereunder; RMF has corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by RMF and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action; this Agreement evidences the valid, binding and enforceable obligation of RMF, and all requisite corporate action has been taken by RMF to make this Agreement valid, binding and enforceable.

(b)                            RMF has full power and authority to enter into and perform all transactions contemplated herein and no consent, approval, authorization or order of any federal, state or local court or body governing or having jurisdiction with respect to RMF is required for RMF to enter into this Agreement and to perform its obligations hereunder.

(c)                             The execution, delivery and performance by it of this Agreement (i) do not violate any provision of any law or regulation governing RMF or any order, writ, judgment or decree of any court or arbitrator applicable to RMF or any of its assets, (ii) do not violate any provision of its certificate of formation or operating agreement and (iii) to the best of its knowledge do not violate any provision of, or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of any lien on any of the property of RMF pursuant to the provisions of any mortgage, indenture, contract, agreement or other undertaking other than this Agreement to which it is a Party.

(d)                            RMF owns all rights to service the Loans. RMF is an approved Seller/Servicer and/or an approved Investor in good standing with FHA, Ginnie Mae, and Fannie Mae, as applicable.

(e)                             Each Loan has been originated and serviced in compliance with all Applicable Requirements.

(f)                              All real estate taxes on each Loan that have been or may become delinquent within thirty (30) days of the servicing transfer to Celink have been paid in full.

(g)                             This Agreement has been duly executed and delivered by RMF and constitutes the legal, valid and binding agreement of RMF, enforceable in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws.

(h)                            RMF shall comply with all applicable state and federal laws affecting the origination, purchasing, and/or selling of the Loans;

Section 2.02. Representations, Warranties and Covenants of Celink. Celink represents and warrants to, and covenants with, RMF as of the date hereof that:

(a)                            Celink is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Celink and perform its obligations hereunder; Celink has corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by Celink and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action; this Agreement evidences the valid, binding and enforceable obligation of Celink, and all requisite corporate action has been taken by Celink to make this Agreement valid, binding and enforceable upon Celink in accordance with its terms, subject to the effect of Debtor Relief Laws, none of which will affect the ownership of the Loans by RMF;

(b)                            all actions, approvals, consents, waivers, exemptions, variances, franchises,orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency that are necessary in connection with the execution and delivery by Celink of this Agreement, have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement on the part of Celink and the performance by Celink of its obligations under this Agreement;

(c)                                  neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms of this Agreement will result in the breach of any terms or provisions of the certificate of incorporation or bylaws of Celink or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other material instrument to which Celink or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Celink or its property is subject;

(d)                                 Celink is an approved servicer of conventional and Reverse Mortgage Loans for Fannie Mae. Celink is in good standing to service Mortgages for FHA. Celink is approved as a Ginnie Mae HMBS Issuer, Subcontract Servicer and Participation Agent. Celink possesses the facilities, procedures, and staff necessary for the sound subservicing of loans of the same type as the Loans.

(e)                                  there is no action, suit, proceeding or investigation pending or, to the best of Celink’s knowledge, threatened against Celink which, either in any one instance or in the aggregate, may (i) result in any material adverse change in the business, operations, financial condition, properties or assets of Celink or in any material impairment of the right or ability of Celink to carry on its business substantially as now conducted, or in any material liability on the part of Celink or of any action taken or to be taken in connection with the obligations of Celink contemplated herein, or which would be likely to impair materially the ability of Celink to perform under the terms of this Agreement, or (ii) which would draw into question the validity of this Agreement;

(f)                                             Celink is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Celink or its properties or might have consequences that would materially and adversely affect the execution and delivery of this Agreement and its performance hereunder;

(g)                                  Celink agrees that, so long as it shall continue to serve in the capacity contemplated under the terms of this Agreement, it shall remain in good standing under the Laws governing its creation and existence and qualified under the Laws of each state in which the nature of its business requires such qualification, and it shall maintain all licenses, permits and approvals required by any law or regulations as may be necessary to perform its obligations under this Agreement and to retain all rights to service the Loans. Celink has no present intention to dissolve or otherwise dispose of all or substantially all of its assets, or to voluntarily consolidate with or merge into any other entity or permit one or more other entities to consolidate with or merge into it, If Celink consolidates with or merges into another entity, or permits one or more entities to consolidate or merge into it, or sells or otherwise transfers to another such entity all or substantially all of its assets and thereafter dissolves, and if the surviving, resulting or transferee entity, as the case may be, is not a servicer eligible to subservice the Loans or is otherwise not acceptable to RMF, Celink shall be deemed to have requested a voluntary termination pursuant to Section 6.01 hereof, RMF shall be deemed to have consented to a voluntary termination of Celink under Section 6.01 hereof, and Celink shall comply with Section 6.03 hereof,

(h)                                 Celink maintains all errors and omissions coverage and fidelity insurance coverage required by prudent business practices;

(i)                                     Celink has, and at all times shall maintain a minimum net worth, calculated in accordance with generally accepted accounting principles, required by Fannie Mae, FHA, and Ginnie Mae to be an approved servicer of reverse mortgages.

Section 2.03. Notice to RMF. If, at any time, any representation or warranty of Celink set forth in this Agreement is not true and correct in any material respect as of the time made, Celink shall notify RMF within three (3) Business Days of discovery of such fact and provide a full and accurate explanation thereof.

ARTICLE III

ASSIGNMENT OF AGREEMENT

Section 3.01. Assignment of Rights; Subsequent Agreements.

(a)                                 Celink acknowledges that, from time to time, RMF may assign its right, title and interest in this Agreement with respect to one or more Loans. In addition, RMF may, at any time, in its sole discretion, assign all of its right, title and interest in and to this Agreement. RMF shall provide Celink thirty (30) days prior written notice of any such assignment; provided, however, that the failure to give such notice shall not affect the validity of such assignment. Celink consents to each such assignment and waives any further notice thereof

(b)                                 Celink further acknowledges that RMF may, from time to time, transfer its right, title and interest in and to all or a portion of the Loans subject to this Agreement in connection with a sale of such Loans or a securitization transaction. In the event of any such transfer, Celink agrees to enter into a subservicing agreement, servicing agreement, pooling and servicing agreement or similar agreement (any such agreement, a “Subsequent Agreement”) with respect to such transferred Loans, provided however, that the terms and conditions of any such Subsequent Agreement meet with Celink’s approval.

Section 3.02. Assignment of Servicing Obligations. Celink may not assign any of its rights or privileges hereunder or make or enter into any delegation, subcontract, authorization or appointment with respect to any of its duties, liabilities or obligations hereunder to any third Party, subsidiary or affiliate of Celink without the prior written consent of RMF.

ARTICLE IV

FURTHER COOPERATION; CONFLICTS

Section 4.01. Review of Subservicing Reports. RMF may request reasonable modifications to existing reports or the creation of new reports; Celink agrees to make such modifications or create new reports within a timeframe mutually agreed upon. Any modifications to reports, or the creation of new reports, are subject to the Fee Schedule in Exhibit A, 2. (i). In the event the reports pertaining to any Loan are, in the reasonable judgment of RMF, defective in accordance with the terms of this Agreement, Celink shall cooperate with RMF in curing such defects.

Section 4.02. Conflicts. Nothing in this Agreement shall preclude Celink, in its individual capacity, from entering into other loan subservicing agreements.

Section 4.03. Inspections; Other Assistance.

(a)                                 Celink shall allow RMF’s representatives at any time and from time to time, during normal business hours, reasonable access to Celink’s premises where services in respect of the Loans are being provided to examine Celink’s performance under this Agreement and to cooperate with Celink’s staff to facilitate the servicing of the Loans. Celink shall provide to representatives of RMF reasonable access (i) to the documentation regarding the Loans and to those employees of Celink who are responsible for the performance of Celink’s duties hereunder and (ii) to the books of account, records, reports and other papers of Celink and to discuss its affairs, finances and accounts with its employees or agents for the purpose of reviewing or evaluating the financial condition of Celink. In each case, such access (1) shall be afforded upon reasonable request and during normal business hours, and (ii) shall not interfere with the normal business operations of Celink. Nothing in this section shall derogate from the obligation of Celink to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of Celink to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

(b)                                 If RMF receives any questions, complaints, legal notices or other communications relating to a Loan, RMF shall notify Celink within 5 Business Days of RMF’s receipt of such question, complaint, legal notice or other communication.

ARTICLE V

SUBSERVICING DUTIES OF CELINK

Section 5.01. General Scope of Duties.

(a)                       Celink’s duties hereunder are to provide loan administration duties on behalf of RMF in accordance with Applicable Requirements, including but not limited to the remittance of payments to Obligors, the collection of payments for the reduction of principal and application of interest, the remittance of collected payments, payments to or on behalf of Obligors, certain foreclosure services as specified herein, and the employment of personnel to perform such services in compliance with Fannie Mae, HUD, Ginnie Mae, or any other Investor or Insurer servicing guides. As a collector and disburser of payments on Loans, Celink is not and shall not be (regardless of the circumstances surrounding the receipt, collection and/or disbursal of funds) a guarantor of any payment received by Celink, it being expressly acknowledged that all funds received by Celink are being tendered by Celink as required by the Agreement without recourse against Celink. It is expressly agreed that any check or other instrument received by Celink and thereafter endorsed or tendered by Celink to any other person or entity pursuant to this Agreement is endorsed and tendered without recourse against Celink notwithstanding the manner of endorsement or tender of the check or other instrument by Celink.

(b)                       Subject to the terms and conditions set forth herein, Celink shall at all times act in good faith in a commercially reasonable manner and service and administer the Loans in accordance with the Applicable Requirements, this Agreement and the terms of the respective Loans, on behalf of RMF and, to the extent consistent with the foregoing, in the same manner in which it subservices and administers similar loans, or other loans of any nature whatsoever, as applicable, for its own portfolio in accordance with customary and usual standards of practice of prudent lending institutions. Celink shall obtain reimbursement of Scheduled Payments advanced by Celink directly from the applicable Investor in accordance with the Applicable Requirements.

(c)                             At RMF’s request, Celink agrees to subservice the Loans on a private-label basis. This will require Celink to perform all of its obligations under this Agreement such that it will appear to any Obligor or Mortgagor that the Loans are being serviced by RMF.

Section 5.02. Specific Duties; Collateral Protection.

(a)                            With respect to each Loan, until the earlier of the payment in full of such Loan, the termination of this Agreement, or the sale and assignment, or other disposition of ownership of the Loan or its associated servicing rights by RMF of the Loan, Celink shall subservice the Loan as required herein, as Subservicer on behalf of RMF and shall do all things necessary to perform such services pursuant to this Agreement, including without limitation:

(i)                                     preparing and maintaining books and records and preparing and transmitting reports concerning the Loan;

(ii)                                  disbursing, receiving, processing and accounting for payments, debits and credits on the Loan;

(iii)                               collecting, disbursing, and accounting for Obligor tax and insurance payments, as well as required repairs, if any;

(iv)                              responding, as appropriate, in writing or by telephone to Obligor inquiries, requests or billing error notices and making appropriate adjustments;

(v)                                 using its best efforts to collect all payments called for under the terms and provisions of the Loan or repayment plans, and, to the extent such procedures shall be consistent with this Agreement, following such collection procedures as it would follow with respect to loans comparable to the Loans and held for its own account; provided, however, that Celink shall not modify nor waive any provision of any Loan;

(vi)                              providing supplies, telecommunications and data transmission and processing equipment and programs as needed to permit the proper administration and operation of the Loan and all other Loans;

(vii)                           remitting all collected payments to the Custodial Account, as applicable, in accordance with this Agreement;

(viii)                        causing each Loan to be subject to a tax service contract for the term of the Loan. The tax service fees will be invoiced to RMF. Celink shall maintain accurate records reflecting the status of all taxes, assessments and rates as applicable to the related Property;

(ix)           maintaining fire, flood and hazard insurance as required by the Applicable Requirements. The mortgagee clause will reflect “RMF, its successors and/or assigns”. If Celink is unable to collect the cost of such policies from the Mortgagor or the Investor, RMF will reimburse Celink within thirty (30) days of the date of the request;

(x)    arranging inspections of a Property upon receipt of a notice that the Mortgaged Property is vacant or abandoned, or if otherwise required by the Applicable Requirements. Celink will use reasonable efforts to secure such Mortgage Property. If not reimbursed by the Investor or any other Parties, Celink will invoice RMF for all related expenses;

(xi)      preparing and processing any required satisfaction or release of Mortgage upon the payment in full of any Loan;

(xii)                      delivering to each Obligor, after the end of each calendar year (but not later than January 31st), (1) a statement indicating the total amount of interest paid by each Obligor, if any, during the calendar year in accordance with applicable regulations of the Internal Revenue Service and (2) to RMF a complete listing of such statements, including the Principal Balance of each account as of December 31st and totals for both principal and interest.

(xiii)                   Upon request of RMF, preparing and sending any reports, notices, or data as required by Fannie Mae, HUD, Ginnie Mae or any other Investor or Insurer.

(b)                                 Celink shall not solicit any Obligor to refinance the related Loan.

Section 5.03. Subservicing Record, Collections; Remittances to Custodial Account. Celink shall establish and maintain books and records (the “Subservicing Record”) in which Celink shall record all payments disbursed, received or collected by Celink in respect of each Loan and each foreclosed Mortgaged Property and all amounts owing to Celink in compensation for services rendered by Celink hereunder and in reimbursement of costs and expenses incurred by Celink hereunder.

Section 5.04. Annual Statements and Certifications; Notice of Termination Events.

(a)                                      Celink will deliver to RMF on an annual basis any certifications as reasonably requested by RMF in accordance with applicable law, rules and regulations.

(b)                                      On an annual basis Celink, at its expense, shall cause Independent Accountants to furnish to RMF a report including: (i) an opinion on the financial position of Celink at the end of its most recent fiscal year, and the results of operations and changes in financial position of Celink for such year then ended on the basis of an examination conducted in accordance with generally accepted accounting principles, and (ii) a letter or letters to the effect that, based on an examination of certain specified documents and records relating to the servicing of Celink’s mortgage loan portfolio conducted in compliance with the United States Department of Housing and Urban Development Mortgagee Audit Standards or the Uniform Single Audit Program for Mortgage Bankers (the “Applicable Accounting Standards”), such firm is of the opinion that such servicing has been conducted in compliance with the Applicable Accounting Standards except for such exceptions as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such statement. Celink shall be required to pay all expenses incurred by it in connection with such examination, including fees and disbursements of independent accountants and expenses incurred in connection with distribution of reports to RMF.

(c)                                  In addition to the foregoing, RMF may, at RMF’s expense, cause such Independent Accountants to conduct such additional reviews and prepare such additional reports with respect to the performance of Celink as directed by RMF or as deemed reasonably appropriate by RMF. RMF will reimburse Celink for any expenses directly related to these activities.

(d)                                 Celink shall deliver to RMF promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officer’s Certificate of any event which with the giving of notice or lapse of time, or both, would cause Celink to be involuntarily terminated under Section 6.02.

Section 5.05. Compensation. In consideration for services rendered hereunder, Celink shall be entitled to the following amounts, as well as the amounts set forth in Exhibit A; provided, however, that the right to receive compensation for servicing the Loans may not be transferred in whole or in part except in connection with the transfer of all of Celink’s responsibilities and obligations as permitted under this Agreement:

(a)                            in respect of each Loan, the Servicing Fee payable noted in Exhibit A, monthly until the earliest to occur

(i)	all interest and principal due on such Loan is paid in full; or

(ii)	Loan reaches 98% of its maximum claim amount and is assigned to the Insurer; or

(iii)	such Loan is sold by RMF and the servicing is transferred; or

(iv)	such Loan is discharged and becomes a foreclosed Loan; or

(v)	A mortgage insurance claim is paid by the Insurer.

(b)                            If a Loan has become a Loss Mitigation Account, RMF will reimburse Celink for all third party expenses that are requested by RMF (such as legal fees, owner and encumbrance reports, broker price opinions, etc.) which may be incurred in the effort to recover as much money as possible for RMF.

(c)                             If the Obligor(s), or Mortgagor(s) file for bankruptcy protection, the management and monitoring of the bankruptcy process will be assigned to an outside law firm specializing in reverse mortgages, or any other law firm acceptable to RMF. Fannie Mae, FHA, Ginnie Mae, or any other Investor, will reimburse Celink for all related fees.

(d)                            Celink agrees to commence foreclosure actions requested by RMF that meet RMF’s, or any other Investor’s or Insurer’s servicing guidelines. All RMF, or any other Investor or Insurer requested foreclosure actions, must be in writing to Celink.

Section 5.06. Release of Files. All documents and instruments held in the custody of Celink (as agent for RMF) shall be held by Celink for the benefit of, and as agent for, RMF as the legal owner thereof. It is intended that, by Celink’s agreement pursuant to this Section 5.06, RMF shall be deemed to have possession of the documents and instruments in the custody of Celink for purposes of Section 9-305 of the Uniform Commercial Code of the state in which such documents or instruments are located. Celink shall promptly report to RMF and the Custodian any failure by it to hold the documents and instruments as herein provided and shall promptly take appropriate action to remedy any such failure. In acting as custodian of such documents and instruments, Celink agrees not to assert any legal or beneficial ownership interest in the Loans or such documents or instruments. Celink agrees to indemnify RMF and the Custodian for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever which may be imposed on, incurred by or asserted against RMF or the Custodian as the result of any act or omission by Celink relating to the maintenance and custody of such documents or instruments; provided, however, that Celink will not be liable (i) for any portion of any such amount resulting from the negligence or misconduct of RMF or the Custodian and (ii) for any portion of any such amount resulting from Celink’s compliance with any instructions or directions consistent with this Agreement issued to Celink by RMF or the Custodian. RMF and the Custodian shall have no duty to monitor or otherwise oversee Celink’s performance as custodian hereunder.

Section 5.07. Certain Tax Matters. Celink shall provide RMF with such information from the Servicing Record as RMF shall reasonably request to prepare any tax returns, and any other federal, state or local tax or information returns or reports that are required to be so filed by RMF.

Section 5.08. Segregation of Loans; Reports. Celink shall segregate any documents related to the Loans in its possession from all other assets. Not later than end of business (Eastern time) on Celink’s Determination Date following each Due Period, Celink shall submit to RMF, with respect to all Loans serviced hereunder during such Due Period, reports in a form mutually agreed upon by RMF and Celink and as required by the Applicable Requirements.

Section 5.09. Advances. For those Loans (or the associated mortgage servicing rights) that are sold to an Investor other than Fannie Mae, or private (proprietary) Loans, or placed into a Ginnie Mae pool (HMBS) RMF will reimburse Celink for all Advances via wire transfer or via the ACH system the same day the funds are disbursed from the Custodial Account to the appropriate Party. Celink will notify RMF of such advances the day prior to the actual disbursement of funds from the Custodial Account to ensure RMF has adequate time to provide the necessary funds to Celink.

Section 5.10. HUD Assignments. During the process of preparing an assignment of a HECM Loan to HUD, Celink will take all reasonable measures to correct any deficiencies or errors, if any exist, that occurred at the time of the Loan origination process, or any other errors not caused by Celink. However, if during this period of time, the assignment is delayed due to reasons outside Celink’s control and the HECM loan balance exceeds 100% of the maximum claim amount, Celink will not be held liable for any shortages not reimbursed by HUD. If Celink is responsible for any delays in the assignment process thereby causing a shortage in HUD’s reimbursement, Celink shall reimburse RMF for any shortages.

Section 5.11 Boarding of New Loans. Celink will be responsible for the boarding (data entry) of all new Loans onto the HUD IACS system (if the Loan is a HECM), as well as verifying and confirming new Loan information on Fannie Mae’s eBoutique system (if Loan is sold to Fannie Mae). Celink is also responsible for boarding new Loans onto their in-house proprietary servicing system. All Loan boardings and/or confirmation of Loan data on all systems will be done within three (3) Business Days of receipt of Loans from RMF.

Additionally:

(a)                                 If Loan data is not received by Noon (Eastern Time Zone) on the 12th calendar day after closing, Celink will not be held liable for any HUD-assessed late fees.

(b)                                 If an Obligor has selected a payment plan with a term or tenure disbursement, the following shall apply to the first payment due the Obligor:

(i)                                If the loan funds between the 1st and 20th calendar day of the month, Celink will be responsible for making the first scheduled monthly payment to the Obligor.

(ii)                             If the loan funds between the 21st and last calendar day of the month, RMF will be responsible for making the first scheduled monthly payment to the Obligor.

Section 5.12 Liquidation of Loans. In the event that any payment due under any Loan and not postponed, and is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Loan and such failure continues beyond any applicable grace period, Celink shall take such action as (1) shall be consistent with Applicable Requirements (including, without limitation, the requirements of any Insurer and/or Investor regarding the servicing of defaulted reverse mortgage loans), and (2) Celink shall determine prudently to be in the best interest of the RMF. Foreclosure or comparable proceedings shall be initiated not earlier than thirty (30) days but within one hundred eighty (180) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments unless prevented by statutory limitations or states whose bankruptcy laws prohibit such actions within such timeframe. Notwithstanding anything herein to the contrary, foreclosure proceedings and the initiation thereof shall be held in accordance with the Applicable Requirements. Celink shall use its best efforts to realize upon defaulted Loans in such manner as will maximize the receipt of principal and interest by the RMF, taking into account, among other things, the timing of foreclosure proceedings. In such connection, Celink shall from its own funds make all necessary and proper Advances in accordance with the Applicable Requirements, and Celink shall be reimbursed for such Advances according to Section 5.09.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event Celink has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the RMF otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the RMF. Upon completion of the inspection or review, Celink shall promptly provide the RMF with a written report of the environmental inspection.

After reviewing the environmental inspection report, the RMF shall determine how Celink shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the RMF directs Celink to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, Celink shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, according to Section 5.09.

Section 5.13 Management and Disposition of REO Property. In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the person designated, in writing, by the RMF.

Celink shall manage, conserve, protect and operate each REO Property for the RMF solely for the purpose of its prompt disposition and sale. However, the RMF shall have the option to manage and operate the REO Property provided the RMF gives written notice of its intention to do so within sixty (60) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the RMF to manage the REO Property shall not constitute a termination of any rights of Celink.

If the RMF does not elect to manage and operate the REO Property, Celink shall manage, conserve, protect and operate each REO Property for the RMF solely for the purpose of its prompt disposition and sale. Celink, either itself or through an agent selected by Celink, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for Celink’s other RMF’s, and in the same manner that similar property in the same locality as the REO Property is managed. Celink shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as directed by the written consent of RMF.

Celink shall use its best efforts to dispose of the REO Property as soon as possible after RMF takes title to such REO Property, unless Celink determines, and gives an appropriate notice to the RMF to such effect, that a longer period is necessary for the orderly liquidation of such REO Property.

Celink shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above. Celink shall be reimbursed for any insurance advances according to Section 5.09.

Celink shall carry out the disposition of REO Property at such price, and upon such terms and conditions, as agreed upon in writing from the RMF. Notwithstanding any other provision in this Section, no REO Property shall be marketed for less than the Appraised Value without the prior written consent of the RMF, and no REO Property shall be sold without the prior written consent of the RMF. Any related Advances required of Celink shall be reimbursed according to Section 5.09. The net cash proceeds of such sale shall be deposited in the Custodial Account for distribution to the RMF, within 2 business days of receipt.

Celink shall make Advances necessary for the proper operation management and maintenance of the REO Property and Celink shall be reimbursed according to Section 5.09.

Section 5.14 Real Estate Owned Reports. Celink shall furnish to the RMF on or before the 5th business day of each month, a report with respect to any REO Property covering the operation of such REO Property for the previous month and Celink’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That report shall be accompanied by such other information as the RMF shall reasonably request.

Section 5.15 Additional servicing, reporting and remitting responsibilities for the Ginnie Mae HECM MBS Program.

At any time after such Loans are identified for placement in a Ginnie Mae (GNMA) pool, Celink shall perform the following tasks and any other tasks reasonably requested by RMF:

(a)                                 If requested by RMF, create the issuance file after RMF has defined the specific Loans to be placed in a Ginnie Mae (GNMA) pool.

(b)                                 Edit and verify the issuance file prior to generating the final GNMA pool to ensure the loans in the new pool are of the same of the following: interest types (fixed versus adjustable), reset dates if ARMs, service fee method, loan status, have available balance, and, if there are other participations for this loan, all of the prior participations match the criteria for this new pool. Submit the issuance file to RMF, who is required to submit this file to GNMA.

(c)                                  Move the Loans listed in the final issuance file to a designated GNMA pool on Celink’s servicing platform, and assist RMF in resolving any GNMA delivery issues.

(d)                                 Provide additional RMF reports noting Loan level tracking and reporting of all GNMA pools, maintaining the different loan balances of securitized vs. unsecuritized, etc.

(e)                                  Provide RMF with the four (4) additional GNMA-required monthly reports that must be reconciled prior to delivery: (1) remaining principal balance to be submitted to GNMA by RMF; (2) pool/security accounting record to be submitted to GNMA by Celink; (3) participation accounting records to be submitted to GNMA by Celink; and (4) HECM loan data accounting records to be submitted to GNMA by Celink.

(1)                            Issuer to maintain a RMF specific GNMA P&I custodial account as required by GNMA. On or before the 5th business day of the following month, Celink to notify Issuer of guaranty fees and shortfalls due to the GNMA P&I account so that Issuer can transfer funds into the account prior to GNMA’s established draft dates.

(g)                                  Collect monthly FHA mortgage insurance premiums and servicing fees from [issuer] of the GNMA securities.

(h)                                 Remit prepayments (if any) to the RMFGNMA P&I account on a daily basis.

(i)                                     Track partial prepayments or payoffs and pro-rata remittances to the appropriate GNMA pools.

(j)                                    Track any interest shortfall amounts due to mid-month payoffs or partial prepayments, and notify Issuer to remit same to the GNMA P&I account on or before the 5th business of the following month.

(k)                                 Obtain future borrower draws from RMF, if any.

(1)                                 Monitor all Loans in GNMA pools that are nearing their 98% maximum claim amount, and notify RMF when they will be required to repurchase the Loan out of the GNMA pool. Once the Loan is ready to be repurchased, notify RMF to deposit repurchase funds into their GNMA P&I account, and move the loan from GNMA to RMF’s portfolio.

(m)                             Monthly reconciliations of all Loan activity, GNMA custodial accounts, etc.

(n)                                 Creation and delivery of additional RMF reports on as-requested basis.

(o)                                 Remain in compliance with the requirements of the GNMA guide as it changes from time to time.

ARTICLE VI

TERMINATION AND LIABILITIES

Section 6.01. Voluntary Termination. This Agreement shall continue in two (2) year periods from the date first written above (the “Term”), automatically renewing on the anniversary date until terminated in accordance with Section 6.01 or 6.02 hereof. If either Party provides written notice of termination at least ninety (90) days before the end of a Term, this Agreement shall terminate on its anniversary date. Except as otherwise provided in this Agreement, Celink and RMF shall have the right to resign from the obligations and duties hereby imposed on either Party, upon not less than one hundred eighty (180) days advance written notice. Celink shall cooperate in the orderly transfer of servicing to a successor subservicer designated by RMF, and Celink shall continue to perform such duties as are not prohibited until such transfer is completed. Except as permitted by Article III, Celink shall have no right or privilege to assign, subcontract or transfer its rights and duties under this Agreement. Upon termination by Celink pursuant to this Section 6.01 and the completion of all of Celink’s obligations under this Agreement, Celink shall not be entitled to a deconversion fee as shown on Exhibit A. If RMF elects to exercise its rights under this Section, RMF will be responsible for paying the deconversion fee shown in Exhibit A. Celink shall comply with Section 6.03 hereof in the event either Party elects such voluntary termination.

Section 6.02. Involuntary Termination. If either Party materially defaults in the performance of any of its duties or obligations under this Agreement, which default is not substantially cured within sixty (60) days after written notice is given to the defaulting Party specifying such default, the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement as of the date of receipt by the defaulting Party of such notice, or as of a future date specified in such notice of termination.

Section 6.03. Celink’s Duties Upon Termination; Payment to Celink.

(a)                             upon a termination of this Agreement pursuant to Section 6.01 or 6.02 hereof:

(i)                                     Celink shall cooperate with RMF and the Custodian in effecting the termination of Celink’s responsibilities and rights hereunder, including, without limitation, the transfer to the successor subservicer for administration by it of all cash amounts that shall at the time be held by Celink for deposit, or have been deposited by the prior Subservicer, in the Custodial Accounts or thereafter received with respect to the Loans and the delivery to the successor subservicer of all Files and an electronic file in readable form containing the Subservicing Record and any other information necessary to enable the successor subservicer to subservice the Loans;

(ii)                                  All authority and power of Celink under this Agreement shall pass to and be vested in RMF or its designee. Without limiting the generality of the foregoing, RMF or such designee shall be authorized and empowered to execute and deliver, at the RMF’s expense, any and all documents and other instruments, and to do or accomplish all other acts and things necessary or appropriate to effect the transfer and endorsement or assignment of the Loans and the Files and related documents, or otherwise; and

(iii)                               Celink shall promptly (and in any event no later than ten (10) Business Days subsequent to such notice) provide RMF, or its designee with all documents and records requested by it to enable it to assume Celink’s functions hereunder, and cooperate with RMF or its designee in effecting the termination of Celink’s responsibilities and rights hereunder, including, without limitation, the transfer within one (1) Business Day to RMF or its designee for administration by it of all cash amounts which shall at the time be or should have been remitted pursuant to this Agreement or thereafter be received with respect to the Loans or any related property (provided, however, that Celink shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination).

(b)                             Celink agrees to indemnify and hold RMF and the Custodian harmless from any and all loss, damage and expenses (including reasonable attorney’s fees) that any of them may incur in connection with Celink’s failure to perform in compliance with this Agreement and otherwise in securing the delivery of all files, or the remittance of all Payments received by Celink with respect to any Loan serviced by Celink.

(c)                              Notwithstanding anything to the contrary herein, Celink shall remain liable for all liabilities and obligations incurred by it as Subservicer hereunder prior to the time that termination under Section 6.01 or Section 6.02 becomes effective, including the obligation to indemnify RMF pursuant to Section 9.01 hereof in connection with the servicing of the Loans under this Agreement prior to such termination. In addition, RMF may set off and deduct any amounts owed by Celink from any amounts payable to Celink.

(d)                                 Celink agrees to cooperate with any successor subservicer in effecting the transfer of Celink’s subservicing responsibilities and rights hereunder, including, without limitation, the transfer to such successor subservicer of all relevant records and documents (including any Files in the possession of Celink and the Subservicing Record) and all amounts credited to the Subservicing Record or thereafter received with respect to the Loans and not otherwise permitted to be retained by Celink pursuant to this Agreement. In addition, Celink, at RMF’s sole cost and expense, shall prepare, execute and deliver to the successor subservicer all Files and shall do or accomplish all other acts necessary or appropriate to effect such termination and transfer of subservicing responsibilities.

Section 6.04. Access to Celink’s Records. RMF may, from time to time, request Celink to allow the inspection of any of the books and records of Celink pertaining to this Agreement and Celink shall allow such inspections and access to such books and records at reasonable times during the normal business hours of Celink, and upon reasonable terms.

Section 6.05. Agreement to Pay Attorneys’ Fees. If it is determined in a judicial proceeding that a Party to this Agreement has failed to perform under any provision of this Agreement, and if the other Party shall employ attorneys or incur other expenses to enforce the performance or observance of the terms of this Agreement by the nonperforming Party, or to perform such obligations itself, then such Party, to the extent permitted by Law, shall be reimbursed by the nonperforming Party, on demand, for reasonable attorneys’ fees and other out-of-pocket expenses to the extent the same are not paid in connection with any such judicial proceeding.

ARTICLE VII

NOTICE OF CLAIMS

Section 7.01. Notice of Claims. Celink shall promptly, but in no event later than five (5) Business Days after acquiring knowledge thereof, notify a senior officer or other designated employee of RMF or an affiliate thereof in writing of any and all litigation and claims made or threatened against RMF or Celink in connection with Loans serviced pursuant to this Agreement of which Celink becomes aware, including those relating to the foreclosure of prior liens on Properties.

Section 7.02. Use of Counsel. To the extent that legal counsel may be required in connection with a claim made against RMF related to this Agreement, Celink shall, at RMF’s direction, use counsel selected and paid directly by RMF(“Counsel”) in connection with all matters requiring legal counsel, and Celink shall cooperate with RMF and Counsel in connection with such matters and shall do everything reasonably requested of it in connection with such matters. Celink’s failure to use such Counsel or approved counsel or to cooperate as required in this Section 7.02 shall constitute a material breach of this Agreement. The requirements of this Section 7.02 shall not apply to Celink’s retention, use and payment of its own counsel to advise it with respect to its rights under this Agreement or claims made against Celink that are not also against RMF.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.01. Acknowledgements. The Parties hereto acknowledge that:

(a)                            RMF and its affiliates have disclosed and will disclose (or cause to be disclosed) to Celink and its affiliates, and Celink and its affiliates may derive, as a result of its rights, duties and obligations hereunder, certain confidential and proprietary information and knowledge with respect to RMF’s and its affiliates’ business of originating, re-underwriting, purchasing, or securitizing loans (“Business”), which information and knowledge, if used in competition against RMF or its affiliates or other than in the best interests of RMF and its affiliates, would injure RMF and its affiliates and could impair RMF’s and its affiliates’ ability to perform its or their respective obligations under agreements to which RMF or its affiliates are Parties;

(b)                            Celink will derive significant benefit from the performance by RMF of this Agreement;

(c)                             Celink and its affiliates will be able to conduct their business without violating the covenants set forth in this Article VIII;

(d)                            RMF’s (and its affiliates’) Business is conducted throughout the United States; and

(e)                             The Information (as defined herein), including, without limitation, RMF’s methods (and those of its affiliates) of operating its Business constitutes trade secrets of RMF and its affiliates.

Section 8.02. Nondisclosure of Confidential Information.

(a)                            As an inducement for RMF to provide (or cause to be provided) to Celink and its affiliates certain information regarding its Business, Celink will (and Celink will cause its affiliates to) hold in confidence all information disclosed to them or derived by them relating to RMF’s and its affiliates’ Business and the procedures and processes used therein, including, but not limited to, (i) the Loans (and the subservicing of the Loans), (ii) RMF’s or its affiliates’ loan re-underwriting procedures used in its Business, (iii) RMF’s and its affiliates’ securitization program used in its Business and (iv) documentation, customer lists, business plans, financial information, aggregate and individual loan subservicing information and pricing information related to the Business (the “Information”). Celink, at all times, shall (and shall cause its affiliates to) use the Information only as permitted by this Agreement, exercise the same degree of care with regard to the protection of the Information as it does in protecting and preserving its own confidential and proprietary information, restrict the dissemination of the Information to only those employees who have a need to know such information in the performance of their duties, and not disclose any Information to any third Person other than as permitted by this Agreement or with the prior written consent of RMF.

(b)                            Notwithstanding the foregoing, Celink and its affiliates shall not be obligated to hold in confidence Information which (i) has been released by RMF or its affiliates to the general public, (ii) is compelled to be disclosed by a court of competent jurisdiction or (iii) was lawfully acquired directly or indirectly by Celink (or its affiliates) from a Person (other than RMF or its affiliates) without violation of any restriction on disclosure or use of the Information; provided, however, that in any adversarial proceeding with RMF regarding this Article VIII, Celink shall have the burden of proving that its disclosure or other use of the Information, if any, was made in accordance with this Agreement. If Celink or an affiliate of Celink receives an order compelling disclosure of any Information, Celink shall give RMF notice of such order at least five (5) Business Days prior to the date Information is to be disclosed.

(c)                             Each Party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information (as defined below) and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 and complying with the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15                  § 6801 et seq., and the rules promulgated thereunder, For purposes of this Section, “Customer Information” means any personal information concerning a Mortgagor that is disclosed by one party to this Agreement to the other.

(d)                            The obligations of Celink in this Section 8.02 are continuing and shall survive the termination of this Agreement.

Section 8.03. Ownership of Information and Other Documents. All Information is and shall remain the exclusive and confidential property of RMF and its affiliates. Upon termination of this Agreement, Celink will turn over (or cause to be turned over) to RMF all documents containing Information in the possession of Celink or its affiliates, including, but not limited to, all notes, memoranda, notebooks or other documents made, compiled by or delivered to Celink or its affiliates containing any Information, and all copies thereof.

Section 8.04. Limitations on Obligations. Celink agrees that the obligations contained in this Article VIII are reasonable, do not impose an undue hardship on Celink or its affiliates, and are no greater than necessary to protect legitimate interests of (i) RMF and its affiliates and (ii) the Business of RMF and its affiliates.

Section 8.05. Remedies.

(a)                                 The Parties hereto acknowledge that RMF and its affiliates have no adequate remedy at law if Celink or its affiliates breaches or threatens to breach its obligations under this Article VIII, and Celink hereby confirms that RMF’s right to specific performance of the terms of this Article VIII is essential to protect the rights and interests of RMF. Accordingly, in addition to any other remedies that RMF may have at law or in equity, RMF shall have the right to specific performance of all of Celink’s obligations under this Article VIII. RMF shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Article VIII by Celink. Celink submits to the jurisdiction of the courts of Ingham County in the State of Michigan and the United States District Court for the Western District of Michigan (if applicable and appropriate) for the purpose of enforcing RMF’s rights under this Article VIII.

(b)                                 If the restrictive covenant contained in this Agreement is found by a court or other trier of fact of competent jurisdiction to be unenforceable in whole or in part for any reason, including, without limitation, its scope, duration or area of its applicability, such court or other trier of fact may modify and enforce the restrictive covenant to the extent that it concludes is reasonable under the circumstances existing at that time.

Section 8.06. Expenses. Celink will, upon demand, pay to RMF the amount of any and all reasonable expenses, including but not limited to, the reasonable fees and expenses of RMF’s counsel and of any experts and agents, which RMF may incur in connection with (i) the enforcement of any of the rights of RMF under this Article VIII or (ii) the failure by Celink to comply with any of the provisions of this Article VIII.

ARTICLE IX

INDEMNIFICATIONS

Section 9.01. Celink Indemnification of RMF. Celink agrees to, and does hereby indemnify and hold harmless RMF and its directors, officers, employees and agents, and their successors and assigns against, and shall reimburse RMF for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever including reasonable fees and expenses of counsel of litigation which may be imposed on, incurred by or asserted against RMF, in any way related to, or arising out of, this Agreement or any of the transactions contemplated herein, to the extent that any of the same results from or arises out of (i) any material breach of any representation or warranty made by Celink in this Agreement, (ii) any material breach by Celink of any covenant or obligation of Celink under this Agreement or any schedule, written statement, document or certificate furnished by Celink pursuant to this Agreement, or (iii) the gross negligence, willful misfeasance or bad faith of Celink in the performance of its duties under this Agreement. The indemnities contained in this Section 9.01 shall survive the termination of this Agreement. The indemnity obligations set forth in this Section 9.01 shall be in addition to (but not exclusive of) any other remedies set forth in this Agreement, but in no event shall this indemnity or any other remedy to which a Party may be entitled provide recovery for amounts already recovered under any other provision of this Agreement or any other agreement or from any other source.

Section 9.02. Reliance on Written Instruction. Celink may rely on the written instructions of RMF pursuant to the terms of this Agreement and shall not be liable to RMF, and RMF will indemnify Cclink and hold Celink harmless for any action taken pursuant to written instructions of RMF, or for refraining from the taking of any action in good faith pursuant to such written instructions; provided, however, that this provision shall not protect Celink against any material breach of any representation or warranty made herein or material failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability that would otherwise be imposed by reason of any material breach of the terms and conditions of this Agreement. If at any time, Celink is involved in any litigation as a result of following RMF’s written instructions, RMF agrees to reimburse Celink for its reasonable and actual legal defense fees and costs.

Section 9.03. RMF indemnification of Celink. RMF agrees to and does hereby indemnify and hold harmless Celink and its directors, officers, employees and agents, and their successors and assigns against, and shall reimburse Celink for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever including reasonable fees and expenses of counsel of litigation which may be imposed on, incurred by or asserted against Celink in any way related to or arising out of this Agreement or any of the transactions contemplated herein to the extent that any of the same results or arises out of (i) any material breach of any representation or warranty made by RMF, (ii) any material breach by RMF of any covenant or obligation of RMF under this Agreement or any schedule, written statement, document or certificate furnished by RMF pursuant to this Agreement, or (iii) the gross negligence, willful misfeasance or bad faith of RMF in the performance of its duties under this Agreement. The indemnities contained in this Section 9.03 shall survive termination of this Agreement. The indemnification set forth herein shall be in addition to (but not exclusive of) any other remedies set forth in this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01. Amendments, Changes and Modifications. This Agreement may be amended, changed, modified or altered only with written consent of RMF and Celink by an instrument in writing that specifically refers to this Agreement and that is executed by all Parties adversely affected by such amendment, change, modification or alteration.

Section 10.02. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 10.03. Notices. All demands, notices, certificates or other communications hereunder shall be in writing (unless otherwise specified) and shall be deemed given when personally delivered or four (4) Business Days after mailing by United States Postal Service Second Day Priority Mail, postage prepaid, return receipt requested, addressed to the appropriate Notice Address.

Section 10.04. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof and such invalid or unenforceable provision shall be amended, if possible, in accordance with Section 10.01 hereof in order to accomplish the purposes of this Agreement.

Section 10.05. Limitation of Liability of Parties. Each Party to this Agreement shall be liable under this Agreement only to the extent that obligations are imposed upon the Party against whom enforcement is sought.

Section 10.06. Limitation of Liability of Directors, Officers, Employees and Agents of a Party. No director, officer, employee or agent of any Party to this Agreement shall be individually liable to any other Party for taking of any action or for refraining to take any action in good faith pursuant to this Agreement or for errors in judgment. In addition, in the event any Party to this Agreement is entitled to indemnification hereunder, the officers, directors, employees, and agents of such Party shall also be entitled to indemnification hereunder to the same extent and under the same circumstances as such Party.

Section 10.07. Survival of Obligations and Covenants. The representations, warranties and covenants of Celink under Sections 2.02, 6.04 and 9.12 hereof shall survive the assignments contemplated in Article III and shall be continuing without regard to any termination of Celink hereunder.

Section 10.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; provided, however, that all such counterparts shall together constitute one and the same Agreement.

Section 10.09. Forms and Reports. All forms or reports required by this Agreement will be prescribed by RMF from time to time and may be amended, supplemented or replaced, as RMF shall deem appropriate in the reasonable exercise of its discretion.

Section 10.10. Recitals and Headings. The terms and phrases used in the recitals of this Agreement have been included for convenience of reference only and the meaning, construction and interpretation of such words and phrases for purposes of this Agreement shall be determined by reference to Section 1.01 hereof. The table of contents, titles and headings of the articles and sections of this Agreement have been inserted for convenience of reference only and are not to be considered a part hereof and shall not in any way modify or restrict any of the terms or provisions hereof and shall not be considered or given any effect in construing this Agreement or any provision hereof in ascertaining intent, if any questions of intent should arise.

Section 10.11. Relationship of the Parties. In performing its duties and obligations hereunder, Celink shall be an Independent Contractor with, and not an agent of, RMF. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between RMF and Celink.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first set forth above.

Celink,		Reverse Mortgage Funding, LLC,
A Michigan corporation		a Delaware limited liability company

By:	/s/ John LaRose	By:	/s/ Craig Corn
	John LaRose		Craig Corn

Its: Chief Executive Officer		Its: Managing Member

EXHIBIT A